Exhibit 10.22(f)

FORM OF

CENTERVIEW STOCK OPTION AGREEMENT

THIS AGREEMENT, dated as of                      (the “Grant Date”) is made by and between Valcon Acquisition Holding B.V., a private company with limited liability incorporated under the laws of The Netherlands, having its registered office in Haarlem, The Netherlands (hereinafter referred to as the “Company”), and the company set forth on the signature page hereof that is an affiliate of Centerview Partners L.L.C., (the “Optionee”). The Option granted hereunder shall be treated and shall have the same economic characteristics as if granted under the Plan (as hereinafter defined) and any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the Plan.

WHEREAS on November 6, 2006, (among others) the Optionee (and/or an affiliate thereof) and Valcon Acquisition Holding (Luxembourg) S.à r.l. (“Luxco”) entered into an investment agreement (the “Investment Agreement”) pursuant to which at Closing (as defined therein) Luxco shall procure that the Company will grant the Option to the Optionee, and such Option was granted.

WHEREAS, the Company wishes to grant an additional Option pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.

Section 1.1. Fiscal Year

“Fiscal Year” shall mean each fiscal year of the Company (which, for the avoidance of doubt, begins on January 1 and ends on December 31 of any given calendar year).

Section 1.2. Investor Return

“Investor Return” shall mean, on any given date, the aggregate amount of cash proceeds (including the receipt of any dividends or other distributions) received by the Investors and Affiliates in respect of their aggregate direct and indirect equity investment in the Company (excluding, for the avoidance of doubt, debt investment).

Section 1.3. Option

“Option” shall mean the right and option to acquire, on the terms and conditions set forth in Section 3 and as set out in the Investment Agreement, all or any part of an aggregate of the number of shares of Common Stock, as shall be evidenced by entry in the Company’s shareholder register, set forth on the signature page of this Agreement.

Section 1.4. Plan

“Plan” shall mean the 2006 Stock Acquisition and Option Plan for Key Employees of Valcon Acquisition Holding B.V. and Its Subsidiaries.

Section 1.5. Shareholders’ Agreement

“Shareholders’ Agreement” shall mean that certain shareholders’ agreement entered into by and between certain entities affiliated with Alpinvest, The Blackstone Group, The Carlyle Group, Hellman and Friedman, Kohlberg Kravis Roberts & Co., Thomas H. Lee Partners, Valcon Acquisition Holding (Luxembourg) S.à r.l., Valcon Acquisition Holding B.V. and Valcon Acquisition B.V. dated September 21, 2006, as subsequently amended.

Section 1.6. Supervisory Board

“Supervisory Board” shall mean the supervisory board (raad van commissarissen) of The Nielsen Company B.V. (f/k/a VNU Group B.V.).

ARTICLE II

GRANT OF OPTIONS

Section 2.1. – Grant of Option

For good and valuable consideration, on and as of the date hereof the Company irrevocably grants to the Optionee an Option upon the terms and conditions set forth in this Agreement and the Investment Agreement. The Optionee shall at all times be treated at least as favorably as any other participant of the Plan.

Section 2.2. – Exercise Price

Subject to Section 2.3, the exercise prices of the shares of Common Stock covered by the Option shall be as set forth on the signature page of this Agreement.

Section 2.3. – Adjustments to Option

The Option shall be adjusted as if subject to Sections 8 or 9 of the Plan, as applicable. Any such adjustment made in good faith thereunder shall be final and binding upon the Optionee, the Company and all other interested persons.

Section 2.4. – New Securities

The Parties confirm that the Option and the shares of Common Stock issued to the Optionee upon exercise of the Option, shall be deemed to constitute “New Securities” (as defined in the Shareholders’ Agreement), except for the purpose of Article 8 of the Shareholders’ Agreement.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1. – Commencement of Exercisability

(a) So long as Mr. James Kilts continues to serve on the Supervisory Board, the Option shall become exercisable pursuant to the following schedule: [applicable schedule to be inserted]

(b) Notwithstanding the foregoing, so long as Mr. Kilts continues to serve on the Supervisory Board through the occurrence of a Change in Control, the Option shall become immediately exercisable as to 100% of the shares of Common Stock underlying such Option immediately prior to a Change in Control (but only to the extent such Option has not otherwise terminated or become exercisable) only if, as a result of the Change in Control, the Investor Return equals or exceeds the Applicable Multiple (as set forth on Schedule A for the applicable Fiscal Year in which the Change in Control occurs) of the Base Price.

(c) Notwithstanding anything herein to the contrary, the Option shall not become exercisable as to any additional shares of Common Stock (which do not otherwise become exercisable in accordance with Section 3.1(a) or (b) above) following the termination of Mr. Kilt’s service on the Supervisory Board for any reason and any portion of the Option which is unexercisable as of the termination of Mr. Kilt’s service shall be immediately cancelled without payment therefor.

Section 3.2. – Expiration of Option

The Optionee may not exercise the Option to any extent after the tenth anniversary of the Grant Date.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1. – Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

Section 4.2. – Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the General Counsel of the Company or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b) Full payment (in cash or by check or by a combination thereof) for the shares with respect to which such Option or portion thereof is exercised; and

(c) Full payment to the Company (in cash or by check or by a combination thereof) of all amounts, if any, which, under applicable law, it is required to withhold upon exercise of the Option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Act.

Section 4.3. – Conditions to Issuance of Stock

The shares of stock issuable upon the exercise of an Option, or any portion thereof, shall not be required to be so physically issued to the Optionee. For the avoidance of doubt, shares shall be deemed to have been issued when evidenced by entry in the Company’s shareholder register. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock acquired upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The obtaining of approval or other clearance from any state, provincial or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable (and the Company and the Optionee shall each use reasonable efforts to obtain all such clearances and approvals as soon as reasonably practicable); and

(b) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.4. – Rights as Stockholder

The holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares he may be issued upon the exercise of the Option or any portion thereof unless and until such shares shall have been issued as evidenced by entry in the Company’s shareholder register upon satisfaction of the conditions set forth in Section 4.3.

Section 4.5. – Proxy

The Optionee hereby grants to Luxco an irrevocable proxy coupled with an interest to vote any Stock issued to the Optionee at any meeting of stockholders of the Company, to consent to holding such meetings at short notice and to exercise the voting rights attached to the Stock by way of unanimous written consent in lieu of a meeting, which proxy shall be valid and remain in effect until the earliest to occur of (i) an initial Public Offering and (ii) the date on which the Investors’ beneficial ownership percentage (directly or indirectly) in the Company’s Common Stock is less than thirty-three and one-third percent (33 1/3%) of the amount of such ownership percentage as of August 22, 2006.

ARTICLE V

MISCELLANEOUS

Section 5.1. – Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2. – Option Not Transferable

Subject to applicable law to the contrary, neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or its successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

Section 5.3. – Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its General Counsel, and any notice to be given to the Optionee shall be addressed to the address given beneath the signature hereto. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to it. Any notice shall have been deemed duly given (i) upon electronic confirmation of facsimile, (ii) one business day following the date sent when sent by overnight delivery and (iii) five (5) business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid.

Section 5.4. – Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5. – Applicability of Plan and Shareholders’ Agreement

The Option and the shares of Common Stock issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan as if granted thereunder, the Shareholders’ Agreement and the Investment Agreement. In the event of any conflict between this Agreement or the Plan on the one hand and the Investment Agreement on the other hand, the terms of the Investment Agreement shall control.

Section 5.6. – Amendment

This Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.7. – Governing Law

The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, except to the extent that the issue or transfer of Stock shall be subject to mandatory provisions of the laws of The Netherlands.

Section 5.8. – Arbitration

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Borough of Manhattan, in the City of New York, New York. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses. Notwithstanding anything herein to the contrary, if the Employment Agreement, if any, contains a similar provision relating to arbitration and/or dispute resolution, such provision in the Employment Agreement, if any, shall govern any controversy hereunder.

Section 5.9. – Code Section 409A

If any payments of money, delivery of shares of Common Stock or other benefits due to the Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments, delivery of shares or other benefits shall be deferred if deferral will make such payment, delivery of shares or other benefits compliant under Section 409A of the Code, otherwise such payment, delivery of shares or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company and reasonably acceptable to the Participant, that does not cause such an accelerated or additional tax.

Section 5.10. – Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

VALCON ACQUISITION HOLDING B.V.

By:

Its:

[NAME] (OPTIONEE):

By:

Its:

Address:

Aggregate number of shares of Common Stock subject to the Option granted hereunder at an exercise price per share equal to USD $ (the “Base Price”):

[SIGNATURE PAGE OF STOCK OPTION AGREEMENT]